EXHIBIT 4.1.9
NINTH AMENDMENT TO THE
COUNTRYWIDE FINANCIAL CORPORATION
401(k) SAVINGS AND INVESTMENT PLAN
     This Ninth Amendment is made effective as of the 1st day of January, 2006, by the Countywide Financial Corporation Administrative Committee For Employee Benefit Plans.
WITNESSETH:
     WHEREAS, Countrywide Financial Corporation maintains the Countrywide Financial Corporation 401(k) Savings and Investment Plan (the “Plan”), as most recently amended and restated by indenture effective as of January 1, 1997.
     WHEREAS, the Countrywide Financial Corporation Administrative Committee For Employee Benefit Plans (“Committee”) wishes to amend the Plan primarily to change the method of crediting service for vesting from actual counting of hours to elapsed time effective as of January 1, 2006.
     NOW, THEREFORE, the Committee does hereby amend the Plan, pursuant to Section 15.01 thereof, effective as of January 1, 2006 as follows:
     1. By deleting Article 2 in its entirety and substituting therefor:
“ARTICLE 2
DEFINITIONS AND RULES FOR DETERMINING SERVICE
     2.01 “Approved Absence” means an Employee’s approved leave of absence from employment because of illness, disability, pregnancy, educational pursuits, service as a juror, or temporary employment with a government agency, or other leave of absence approved by the Participating Employer or Affiliated Company. An Approved Absence also includes any leave of absence in accordance with the requirements of the Family and Medical Leave Act of 1993. The Participating Employer or Affiliated Company that employs the Employee shall determine the first and last days of any Approved Absence.
     2.02 “Break in Service”/“Period of Severance”
     (a) For Plan Years beginning prior to January 1, 2006, “Break in Service” means a Plan Year during which an Employee fails to complete more than 501 Hours of Service with the Company or Affiliated Company.
          (1) Solely for purposes of determining whether an Employee has a Break in Service, Hours of Service shall be recognized during an Approved Absence or a Maternity or Paternity Leave of Absence. During such absence, the Employee shall be credited with the Hours of Service which would have been credited but for the absence, or, if such hours cannot be determined, with eight (8) hours per day. Credit shall be given only after the Employee has furnished to the Administrator such timely information as the Administrator may reasonably require to establish that the absence is for a reason described herein.
          (2) No more than 501 Hours of Service shall be credited by reason of any one pregnancy or placement. Hours of Service credited shall be credited solely for purposes of determining whether a Break in Service has occurred in a computation period. All Hours of Service credited shall be credited only in the computation period in which the absence from work begins if any of such Hours of Service are required in that computation period to avoid a Break in Service. If none of the Hours of Service credited hereunder are required to avoid a Break in Service in the computation period in which the absence begins, then the Hours of Service will be credited to the next computation period.
     (b) For Plan Years beginning on January 1, 2006, the term “Period of Severance” shall be substituted for “Break in Service.”
          (1) A “Period of Severance” means the period of time commencing on a Severance from Service Date and ending on the date on which the Employee again performs an Hour of Service.
          (2) A “One-Year Period of Severance shall mean any 12-consecutive month period beginning on a Severance from Service Date and ending on the first anniversary of such date, provided that the Employee during such 12-consecutive month period fails to perform an Hour of Service.
     2.03 “Eligibility Computation Period” means the completion of an Employee’s first Hour of Service for the Company or an Affiliated Company coinciding with or immediately following the Employee’s Employment Commencement Date.
     2.04 “Employer Contribution Eligibility Computation Period” means (a) the 12-consecutive calendar month period beginning with the calendar month in which an Employee’s Employment Commencement Date occurs if the Employee has completed 1,000 or more Hours of Service during such period, or (b) in the case of an Employee who fails to complete 1,000 or more Hours of Service during his first Employer Contribution Eligibility Computation Period, any Plan Year commencing after the Employee’s Employment Commencement Date during which the Employee completes 1,000 or more Hours of Service.
     2.05 “Employment Commencement Date” means the date on which an Employee first performs an Hour of Service.
     2.06 “Employment Recommencement Date”
          (a) For Plan Years beginning prior to January 1, 2006, “Employment Recommencement Date” means the first day on which an Employee is entitled to be credited with an Hour of Service for the Participating Employer or an Affiliated Company following a Break in Service.
          (b) For Plan Years beginning on January 1, 2006, “Employment Recommencement Commencement Date” means the first date on which the Employee performs an Hour of Service following a Period of Severance.
2.07 “Hour of Service”
          (a) For Plan Years beginning prior to January 1, 2006, “Hour of Service” means for an Employee:
               (1) Each hour for which an Employee is directly or indirectly paid, or entitled to payment, for the performance of duties for the Participating Employer or an Affiliated Company. Each such hour shall be credited to the Employee for the computation period or periods in which the duties are performed;
               (2) Each hour for which an Employee is directly or indirectly paid, or entitled to payment, by the Participating Employer or an Affiliated Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence. Each such hour shall be credited to the Employee for the computation period or periods in which such period occurs, subject to the following rules:
                    a. No more than 501 Hours of Service shall be credited under this paragraph (2) to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period), and
                    b. Hours of Service will not be credited under this paragraph (2) for which payment by the Company or an Affiliated Company is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation, or disability insurance laws or where payment solely reimburses the Employee for medical or medically-related expenses incurred by the Employee; and
               (3) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Participating Employer or an Affiliated Company. The same Hours of Service shall not be credited both under paragraph (1) or paragraph (2), as the case may be, and under this paragraph (3). These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement, or payment is made.
               (4) For Employees for whom the Company or an Affiliated Company does not maintain records sufficient to determine Hours of Service, Hours of

Service shall be credited for each payroll period of the Employee for which the Employee receives or is entitled to receive compensation as follows:

Payroll Period	Hours of Service Credited
(1) Daily	10
(2) Weekly	45
(3) Bi-Weekly	90
(4) Semi-Monthly	95
(5) Monthly	190
               (5) Hours of Service will be calculated and credited in a manner consistent with Section 2530.200b-2 of the Department of Labor Regulations which is incorporated herein by reference.
          (b) For Plan Years beginning on January 1, 2006, “Hours of Service” means each hour for which an Employee is directly or indirectly paid, or entitled to payment, for the performance of duties for the Company or an Affiliated Company. Each such hour shall be credited to the Employee for the Computation Period or Periods in which the duties are performed.
     2.08 “Maternity or Paternity Leave of Absence” means an Approved Absence from work by reason of the Employee’s pregnancy, birth of a child of the Employee, placement of a child with the Employee in connection with adoption, or any absence for purposes of caring for such a child for a period immediately following such birth or placement.
     2.09 “Severance from Service Date” means the earlier of: (i) the date on which an Employee quits, retires, is discharged or dies; or (ii) the first anniversary of the first date of a period in which an employee remains absent from service (with or without pay) with the Company or an Affiliated Company for any reason other than quit, retirement, discharge or death, such as vacation, holiday, sickness, disability, Approved Absence or layoff. Notwithstanding the foregoing, solely for purposes of determining whether an Employee has experienced a One-Year Period of Severance, the Severance from Service date for an Employee who remains absent from service beyond the first anniversary of the first date of a period of absence that is a Maternity or Paternity Leave of Absence means the second anniversary of the first date of the absence.
     2.10 “Year of Service”/”Period of Service”
          (a) For Plan Years beginning before January 1, 2006, “Year of Service” means:
               (1) For purposes of determining an Employee’s vested status under the Plan, any Plan Year during which the Employee is credited with at least 1,000 Hours of Service with the Participating Employer or an Affiliated Company; and

               (2) For purpose of determining an Employee’s eligibility to participate under the Plan, the twelve month period commencing on the date an Employee first completed an Hour of Service with the Participating Employer or an Affiliated Company, or any Plan Year during which an Employee is credited with at least 1,000 Hours of Service with the Participating Employer or an Affiliated Company.
          Except as authorized by the Company, an Employee shall not receive credit for any Years of Service with an Affiliated Company prior to the date on which such company first became an Affiliated Company.
          (b) For Plan Years beginning on January 1, 2006, for purposes of determining an Employee’s vested status under the Plan, the term “Period of Service” means a period of service commencing on the Employee’s Employment Commencement Date or Employment Recommencement Date, whichever is applicable, and ending on the Severance from Service Date.
     2.11 Rules for Crediting Service for Vesting
          (a) For Plan Years beginning prior to January 1, 2006, if a Participant is reemployed by the Participating Employer or an Affiliated Company after a Break in Service, the following special rules shall apply in determining the Participant’s Years of Service for the purpose of crediting service for vesting:
               (1) In the case of a Participant who is reemployed before the occurrence of five (5) consecutive Breaks in Service:
                    a. Years of Service completed prior to such break will not be taken into account until the Participant has completed a Year of Service following his or her Employment Recommencement Date; and
                    b. both pre-break and post-break Years of Service will count in vesting his or her pre-break and post-break Account balances.
               (2) In the case of a Participant who is reemployed after the occurrence of five (5) or more consecutive Breaks in Service (or who is reemployed prior to such occurrence but does not make the repayment provided for in Section 9.04):
                    a. separate Employer Contribution Accounts will be maintained to reflect the Participant’s pre-break and post-break Account balances; and
                    b. all Years of Service after such Breaks in Service will be disregarded for the purposes of vesting the pre-break Account balance, but both pre-break and post-break Years of Service will count for purposes of vesting the Account balance that accrues after such break.
          (b) For Plan Years beginning on January 1, 2006, the following rules shall apply for the purpose of crediting service for vesting:

               (1) A Participant shall be credited with a number of years of service for vesting equal to the number of whole years of Periods of Service, whether or not consecutive. For purposes of this rule, less than whole years will be aggregated on the basis that 12 months of service (30 days are deemed to be a month in the case of fractional months), or 365 days shall equal a whole year of service. Any remaining less than whole year, 12-month or 365-day period of service will be disregarded.
               (2) If a Participant severs from service by reason of a quit, discharge or retirement and then performs an Hour of Service within 12 months of the Severance from Service Date, the Period of Severance shall be credited.
               (3) If a Participant severs from service by reason of a quit, discharge or retirement during an absence from service of 12 months or less for any reason for any reason other than a quit, discharge, retirement or death and then performs an Hour of Service within 12 months of the date on which the Participant was first absent from service, the Period of Severance shall be credited.
               (4) In the case of a nonvested Participant who incurs five (5) or more One-Year Periods of Severance, the Period of Service completed before such Periods of Severance shall not be credited for vesting purposes.
               (5) If a Participant is vested and is reemployed by a Participating Employer or an Affiliated Company after a Period of Severance, and if the Employment Recommencement Date occurs either after five (5) or more consecutive One Year Periods of Severance, and the Participant did not request a distribution, or occurs prior to five (5) or more consecutive One Year Periods of Severance, and the Participant does not make the repayment provided for in Section 9.04, Periods of Service completed prior to such severance will be credited upon the Employment Recommencement Date.
          (c) Notwithstanding the provisions of Section 2.11(b), the following additional rules shall apply for the purpose of crediting service for vesting. For the Plan Year beginning January 1, 2006, a Participant shall be credited with service equal to the greater of (i) the Period of Service that would be credited under Section 2.11(b) for the Employee’s service from January 1, 2006 through September 28, 2006, or (ii) the service that would be credited to the Employee under Section 2.11(a) for the Plan Year beginning January 1, 2006. If Section 2.11(b)(2) applies to an Employee, that Employee’s service shall be calculated under Section 2.11(b) commencing January 1, 2007, unless, without regard to this Section 2.11(c), the Employee’s Period of Service would be greater if the Employee’s service were calculated under Section 2.11(b) commencing January 1, 2006.
     2. By deleting Section 3.02 in its entirety and substituting therefor:
     “3.02 Break in Service/Period of Severance.
          (a) If an Eligible Employee incurs a Break in Service, or for Plan Years beginning on January 1, 2006, a Period of Severance, before he or she becomes eligible to participate in the Plan and he or she later is reemployed as an Eligible Employee, he or she shall be treated as a new Employee at the time of his or her reemployment for purposes of the participation requirements.
          (b) If an Eligible Employee incurs a Break in Service, or for Plan Years beginning on January 1, 2006, a Period of Severance after he or she becomes eligible to participate in the Plan and he or she later is reemployed as an Eligible Employee, he or she shall become a Participant in the Plan commencing on the Entry Date coincident with or immediately following his or her Employment Recommencement Date.”
     3. By amending Section 9.02(b) to read:
          “(b) If a Participant’s termination of employment occurs before age 65 for any reason other than Total Disability or death, the Participant’s vested interest in his or her Employer Contribution Account shall be determined in accordance with the following schedule:

Years of Service/
Period of Service (in years)	Vested Interest
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%”

     4. By deleting Section 9.03 in its entirety and substituting therefor:
     “9.03 Forfeiture.
     If (a) a Participant terminates employment and receives (or is deemed to receive) a distribution of his or her entire vested account balance, or (b) a Participant incurs five (5) consecutive Breaks in Service or for Plan Years beginning on January 1, 2006 five (5) consecutive One Year Periods of Severance, then the nonvested portion of his or her Employer Contribution Account will be treated as a forfeiture. For purposes of this Section 9.03, if the value of a Participant’s vested account balance is zero, then such Participant shall be deemed to have received a distribution of his or her entire vested account balance as of the date of his or her termination of employment.”
     5. By deleting Section 9.06 in its entirety and substituting therefor:
     “9.06 Change in Vesting Schedule.
     If the Plan’s vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the calculation of a Participant’s vested interest in his or her Employer Contribution Account, each Participant with at least three (3) years of service may elect to have his or her vested interest calculated under the Plan without regard to such amendment or change. A Participant’s election under this Section 9.06 must be made during the period beginning with the date the amendment is adopted or deemed to be made and ending on the latest of:
          (a) sixty (60) days after the amendment is adopted;
          (b) sixty (60) days after the amendment becomes effective; or
          (c) sixty (60) days after the Participant is issued written notice of the amendment by the Company.”
     6. By amending Section (b)(i) of Appendix D titled “Special Rules in Connection with Joint Ventures” as follows:
          “(i) Such Participants who do not request a distribution at the time of employment by or transfer to the Joint Venture and Eligible Employees who are transferred to or employed by a Joint Venture shall be credited with Years of Service and Hours of Service and, for Plan Years beginning on January 1, 2006, Periods of Service, for purposes of determining eligibility to participate under the Plan and vested status under the Plan for all continuous service with the Joint Venture.”
     IN WITNESS WHEREOF, the Company has caused this Ninth Amendment to be executed as of the day and year first above written.

Countrywide Financial Corporation

By:	/s/ MARSHALL M. GATES Marshall M. Gates
Senior Managing Director and
Chief Administrative Officer

Attest	/s/ GERARD A. HEALY Gerard A. Healy
Senior Vice President/Asst. General Counsel